AMENDED AND RESTATED EXCLUSIVE PATENT LICENSE AGREEMENT

THIS AMENDED AND RESTATED EXCLUSIVE PATENT LICENSE AGREEMENT ("Agreement" or "AREPLA") is made by and between Regents of the University of Minnesota, a constitutional corporation under the laws of the state of Minnesota, having a place of business at 200 Oak Street, SE, Suite 280, Minneapolis, Minnesota 55455 (the "University"), and the Licensee identified below. The University and the Licensee agree that:

The Terms and Conditions of Amended and Restated Exclusive Patent License Agreement attached hereto as **Exhibit A** ("Terms and Conditions") are incorporated herein by reference in their entirety. Capitalized terms used in this Agreement (other than the terms, "Section," "Subsection", and Section, Subsection, and table headings) without definition have the meanings given to them in the Terms and Conditions. The section numbers used in the parentheses below correspond to the section numbers in the Terms and Conditions.

1. LICENSEE (§1.7): GT BioPharma, Inc., a corporation under the laws of Delaware, having its principal offices at 8000 Marina Blvd., Suite 100, Brisbane, CA 94005.

2. FIELD(S) OF USE (§1.4):

2.1 For the Legacy Patent Family listed in Section 5.1 and 5.2, and the Restatement Family listed in Exhibit B: All

2.2 For the Clec12A Family listed Exhibit C: Human therapeutic use in a Protein Biologic in the form of a:

2.2.1 TriKE covered by the Legacy Patent Family;

2.2.2 TriKE not covered by the Legacy Patent Family;

2.2.3 BiKE; and

2.2.4 BiTE,

For clarification and not meant to be an exhaustive list, and solely with respect to the licenses granted to the Clec12A Family, the following are not within the Field of Use and are not included in this Agreement and no rights are granted to Licensee for:

a. Any non-human therapeutic use in a Protein Biologic;

b. Any non-therapeutic use in a Protein Biologic;

c. Any cell based (e.g., T cells, NK cells, Myeloid cells, etc.) delivery or production of a protein covered for any therapeutic or non-therapeutic use;

d. Any nucleic acid-based delivery or production of a protein for any therapeutic or non-therapeutic use except for the manufacture of the therapeutic products set forth in Sections 2.2.1 through 2.2.4 above; and

e. Any virus-based delivery or production of a protein for any therapeutic or non-therapeutic use except for the manufacture of the therapeutic products set forth in Sections 2.2.1 through 2.2.4 above.

3. TERRITORY (§1.16): Worldwide, except for territories in which Licensee has elected not to pay to the University Patent Related Expenses.

4. KEY DATES:

4.1 **Prior Agreement Effective Date**: Date of the last signature of the Prior Agreement.

4.2 **Restatement Date**: Date of the last signature of this Agreement.

5. LICENSED PATENTS (§1.5) AND TECHNICAL INFORMATION (IF ANY)

5.1 Legacy Patents(s):

Patent No.	Country	Issue date	Title
11,098,100	US	8/24/2021	Therapeutic compounds and methods **(UM20150302)**
11,098,101	US	8/24/2021	Therapeutic compounds and methods **(UM20150302)**
2016336451	Australia	10/12/2023	Therapeutic compounds and methods **(UM20150302)**
7274781	Japan	5/9/2023	Therapeutic compounds and methods **(UM20150302)**
389194	Mexico	1/6/22	Therapeutic compounds and methods **(UM20150302)**
258931	Israel	12/2/2022	Therapeutic compounds and methods **(UM20150302)**
2770001	Russia	4/14/2022	Therapeutic compounds and methods **(UM20150302)**

5.2 Legacy Patent Applications:

Application No.	Country	Filing Date	Status	Title
62/237,835 PRV	USA	10/6/2015	Expired	Therapeutic compounds and methods **(UM20150302)**
PCT/US2016/055722	PCT	10/6/2016	Expired	Therapeutic compounds and methods **(UM20150302)**
17/396,127 (CON)	USA	8/6/2021	Pending	Therapeutic compounds and methods **(UM20150302)**
16/561,627 (CON)	USA	9/5/2021	Abandoned	Therapeutic compounds and methods
2023233318 (DIV)	Australia	10/6/2016	Pending	Therapeutic compounds and methods **(UM20150302)**
16854310.6	EPO	10/6/2016	Abandoned	Therapeutic compounds and methods **(UM20150302)**
22154076.8 (DIV)	EPO	10/6/2016	Pending	Therapeutic compounds and methods **(UM20150302)**
42023069761.7 (DIV)	HK	3/9/2023	Pending	Therapeutic compounds and methods **(UM20150302)**
2018-517586	Japan	10/6/2016	Pending	Therapeutic compounds and methods **(UM20150302)**
2023-071386 (DIV)	Japan	4/25/2023	Pending	Therapeutic compounds and methods **(UM20150302)**
11201802794P	Singapore	10/6/2016	Pending	Therapeutic compounds and methods **(UM20150302)**
10201912792Y	Singapore	12/20/2019	Pending	Therapeutic compounds and methods **(UM20150302)**

201847015467	India	4/24/2018	Pending	Therapeutic compounds and methods **(UM20150302)**
3,001,185	Canada	5/24/2018	Pending	Therapeutic compounds and methods **(UM20150302)**
201680071410.2	China	6/16/2018	Pending	Therapeutic compounds and methods **(UM20150302)**
19122739.6	Hong Kong	4/23/2019	Pending	Therapeutic compounds and methods **(UM20150302)**
BR 112018006811-0	Brazil	10/16/2018	Pending	Therapeutic compounds and methods **(UM20150302)**
1020180057715	South Korea	10/6/2016	Pending	Therapeutic compounds and methods **(UM20150302)**

5.3 Restatement Patent Applications:

The Restatement Patent Applications are set forth hereto on **Exhibit B**.

5.4 Legacy Patent Family, Restatement Family and Clec12A Family Defined. The Legacy Patents set forth in Section 5.1 hereof and the Legacy Patent Applications set forth in Section 5.2 hereof are collectively be referred to as the "**Legacy Patent Family**". The Restatement Patent Applications referenced in Section 5.3 and listed in Exhibit B hereof are collectively be referred to as the "**Restatement Patent Family**". The Clec12A Patent Applications listed in Exhibit C hereof are collectively referred to as the "**Clec12A Family**".

5.5 Technical Information: None.

6. **PATENT-RELATED EXPENSES (§1.11 & 6.3):** During the Term as provided in Section 6.3 of the Terms and Conditions, Licensee shall reimburse University for Patent Related Expenses incurred by University after the Restatement Date of the AREPLA for the Legacy Patent Family, the Restatement Patent Family and the Clec12A Family. The aggregate unreimbursed Patent Related expenses as of the AREPLA Restatement Date for the Legacy Patent Family and Restatement Patent Family under the Prior Agreement are $19,855.57. Payment in full of such amount will satisfy all Licensee's patent expense reimbursement obligations under the Prior Agreement.

7. **SUBLICENSE RIGHTS (§3.1):**

Yes

8. **FEDERAL GOVERNMENT RIGHTS (§3.2.4):**

Yes

9. **PERFORMANCE MILESTONES (§5.1):**

9.1 Legacy Patent Family. The Licensee shall achieve the following milestones with respect to the Legacy Patent Family:

9.1.1 Perform First dosing of a patient In a Phase I clinical trial for a Licensed Product within 36 months from the Restatement Date.

9.1.2 Perform the first dosing of a patient in a Phase II clinical trial for a Licensed Product within 60 months from the Restatement Date.

9.1.3 Perform the first dosing of a patient in a Phase III clinical trial for a Licensed Product within 96 months from the Restatement Date.

9.1.4 Obtain regulatory approval for commercial sale of a Licensed Product in the Territory within 132 months from the Restatement Date.

9.2 **Restatement Patent Family**. The Licensee shall achieve the following milestones with respect to the Restatement Patent Family and report their achievement to the University:

9.2.1 Identify a lead candidate for a Licensed Product by December 31, 2028.

9.2.2 Spend at least $2,000,000 in the development and/or commercialization of a Licensed Product by the 3rd anniversary of the Restatement Date.

9.2.3 If Licensee fails to achieve the milestone in Section 9.2.1 or the milestone in Section 9.2.2 by the prescribed date, Licensee shall Sublicense its rights to a Sublicensee identified by the University under usual and customary business terms within six months of University's notice specifying the Sublicensee.

9.3 **Clec12A Family**. The Licensee shall inform the University of which Clec12A sequence(s) it plans to develop commercially.

10. **COMMERCIALIZATION REPORTS:** By March 1 of each year, Licensee will submit a written annual report to University covering the preceding calendar year. The report will include information sufficient to enable University to satisfy reporting requirements of the U.S. Government and/or for University to ascertain progress by Licensee toward meeting this Agreement's diligence requirements. Each report will describe, where relevant: Licensee's progress toward commercialization of Licensed Product, including work completed, key scientific discoveries, summary of work-in-progress, current schedule of anticipated events or milestones, market plans for introduction of Licensed Product, and significant corporate transactions involving Licensed Product. Licensee will specifically describe how each Licensed Product is related to each Licensed Patent. For clarification, the reports required by this Section 10 are distinct from the reports required by Section 6.4 of the Terms and Conditions.

11. **PAYMENTS (§6.1):** All amounts are non-refundable, and payable as indicated below or as specified in the University's invoice,

11.1 **Upfront Payment:**

11.1.1 University acknowledges that an upfront payment was made in full under the Prior Agreement for the Legacy Patent Family.

11.1.2 For the addition of the Restatement Patent Family and the Clec12A Family, Licensee shall pay to University an additional upfront payment under this Agreement of $145,000. within 30 days after the Restatement Date.

11.2 **Annual License Fee.**

University acknowledges that Licensee paid to University annual fees under the Prior Agreement in an aggregate amount of $250,000 and is current with such obligation as of the Restatement Date. Licensee shall pay to University an annual license fee as follows:

11.2.1 $50,000 payable on the first anniversary of the Restatement Date of this Agreement.

11.2.2 $100,000, payable on the second anniversary of the Restatement Date of this Agreement and on each Anniversary of the Restatement Date thereafter.1.

11.3 **Document Fee:** None.

---

1 *For University's internal purposes, $5,000 of each Annual License Fee received is treated as an annual maintenance fee.*

11.4 Running Royalties on Net Sales. Licensee shall pay to the University a royalty on Net Sales of Licensed Products as follows:

11.4.1 Licensed Product from Legacy Patent Family. 4% of Net Sales of Licensed Products covered or claimed by a Valid Claim of a Licensed Patent from the Legacy Patent Family, determined and payable as provided in Section 6.4 of the Terms and Conditions.

11.4.2 Licensed Product from Restatement Patent Family. 1.5%of Net Sales of Licensed Products covered by a Valid Claim of a Licensed Patent from the Restatement Patent Family, determined and payable as provided in Section 6.4 of the Terms and Conditions.

11.4.3 Licensed Product from Clec12A Family. (i) 1% of Net Sales of Licensed Products that meet the definition set forth in Section 2.2.1 above and that are covered by a Valid Claim of a Licensed Patent from the Clec12A Family, or (ii) 2.5% of Net Sales of Licensed Products that meet the definitions set forth in Sections 2.2.2 through 2.2.4 above and that are covered by a Valid Claim of a Licensed Patent from the Clec12A Family, in each case (i) and (ii) determined and payable as provided in Section 6.4 of the Terms and Conditions.

11.4.4 Licensed Product from Legacy Patent Family and Restatement Patent Family. 5% of Net Sales of Licensed Products covered by at least one Valid Claim of the Legacy Patent Family and one Valid Claim of the Restatement Patent Family, determined and payable as provided in Section 6.4 of the Terms and Conditions.

11.4.5 Licensed Product from Legacy Patent Family and Clec12A Family. 5% of Net Sales of Licensed Products that meet the definition set forth in Section 2.2.1 above and that are covered by at least one Valid Claim of the Legacy Patent Family and one Valid Claim of the Clec12A Family, determined and payable as provided in Section 6.4 of the Terms and Conditions.

11.4.6 Licensed Product from New Sponsored Research. Licensee is currently sponsoring research at the University which may result in additional inventions, for which Licensee will have an exclusive option to negotiate a license. If Licensee develops products which are covered by a Licensed Patent under this Agreement and are also covered by the claims in a patent for any inventions developed by the University in connection with Licensee's sponsored research, the maximum aggregate royalty which Licensee will be obligated to pay under this Agreement, any amendment to this Agreement and any license agreement that separately licenses such sponsored research inventions to Licensee will not exceed 6%.

11.4.7 Third Party Royalty Stacking for Running Royalty. If Licensee determines that it is necessary to include additional intellectual property from Third Parties in order to develop, make, have made, use, sell, have sold and import Licensed Products hereunder (i.e., the third party patents have issued claims which would be infringed by the manufacture, use or sale of Licensed Product), Licensee may negotiate and obtain license agreements for such intellectual property and credit up to 50% of the royalty payments made by Licensee under such Third Party license(s) against the royalty payable by Licensee to University hereunder; provided, that Licensee's right to an offset of royalties due hereunder is conditioned upon: (1) prior to offsetting any royalties, Licensee shall first take advantage of any other equivalent offset provision under the Third Party license(s), (2) Licensee shall report the full calculation of any offset hereunder in its royalty reporting, and (3) in no event will the royalties due to University be less than:

(a) 2% on Net Sales of Licensed Product under Section 11.4.1.

(b) 0.75% on Net Sales of Licensed Product under Section 11.4.2.

(c) 0.5% on Net Sales of Licensed Product under Section 11.4.3(i) and 1.25% on Net Sales of Licensed Product under Section 11.4.3(ii).

(d) 2.5% on Net Sales of Licensed Product under Sections 11.4.4 and 11.4.5.

(e) 3% on Net Sales of Licensed Product under Section 11.4.6.

11.5 Annual Minimum Royalties. The aggregate annual minimum amount of royalties owed by the Licensee under Subsection 11.4, commencing on March 1 of the year following the first commercial sale of a Licensed Product (such year, "Year 1" and each subsequent year, "Year 2," Year 3," etc.) are as follows:

11.5.1 $250,000 annually, commencing on March 1 of Year 1 and continuing through March 1 of Year 2.

11.5.2 $2,000,000 annually, commencing on March 1 of Year 3 and continuing through March 1 of Year 5.

11.5.3 $5,000,000 annually, commencing on March 1 of Year 6 continuing throughout the remainder of the Term.

11.5.4 Third Party Stacking for Annual Minimum Royalty. The annual minimum royalty payable by Licensee shall be reduced in proportion to the reduction in the running royalty payable to the University pursuant to Section 11.4 hereof on account of any royalty payments made by Licensee to a Third Party under an additional Third Party license agreement in order to develop, make, have made, use, sell, have sold and import Licensed Products, provided, that in no event shall the annual minimum royalty payable to University be less than fifty percent (50%) of the amounts specified in this Section 11.5.1. By way of example only, and not by way of limitation, if the royalty rate payable by Licensee to University in any given year is reduced from 5% to 4% (i.e., by 20%) on account of royalty payments made by Licensee under a Third-Party license agreement, then the annual minimum royalty payment for such year shall also be reduced by 20%.

11.5.5 Tolling of Annual Minimum Royalty. The annual minimum royalty payments shall be tolled for any period during which Licensee's sales of Licensed Product is substantially and negatively affected by (i) a legal action directly pertaining to the Licensed Product, or (ii) a supply chain interruption or regulatory action directly pertaining to the Licensed Product beyond the reasonable control of Licensee; provided that with respect to (i) and (ii) Licensee will provide reasonable documentation, an opportunity to discuss, and approval by the University prior to reducing any royalty payments due to the University.

11.6 Non-Royalty Sublicense Consideration:

11.6.1 Licensee shall pay to the University 50% of all Non-Royalty Sublicense Consideration received by Licensee prior to the initiation of a Phase I clinical trial.

11.6.2 Licensee shall pay to the University 25% of all Non-Royalty Sublicensee Consideration received by Licensee after the initiation of a Phase I clinical trial but prior to the initiation of a Phase III clinical trial.

11.6.3 Licensee shall pay to the University 15% of all Non-Royalty Sublicensee Consideration received by Licensee after regulatory approval of the first Licensed Product for commercial sale in North America, the European Union, Japan, or Australia,

11.7 Change of Control Fee: License shall pay to the University $175,000 upon a Change of Control, payable as provided in Section 12.5 of the Terms and Conditions.

11.8 Performance Milestone Payments: The Licensee shall pay University upon achievement of the following milestones:

11.8.1 Clinical Development Milestones:

(a) $350,000 upon dosing of a first human subject in a Phase II clinical trial of the first Licensed Product.

(b) $500,000 upon dosing of a first human subject in a Phase III clinical trial for the first three Licensed Products.

(c) $500,000 upon filing of an BLA with FDA (or EMEA or an equivalent authority) in any Jurisdiction, for the first three Licensed Products.

(d) $1,000,000 following the first commercial sale of a first Licensed Product for human use.

(e) $500,000 for the first commercial sale of a second Licensed Product for human use.

(f) $250,000 for the first commercial sale of a Licensed Product for any non-human use.

11.8.2 Patent issuance milestone:

(a) University acknowledges and agrees that the patent issuance milestone has been paid in full.

11.8.3 Sales Milestones (one time):

(a) $1,000,000 upon reaching 250 Million dollars in cumulative gross sales of Licensed Products.

(b) $5,000,000 upon reaching 500 Million dollars in cumulative gross sales of Licensed Products.

11.9 Equity: None.

11.10 Reduction of Payment Obligations. The University's right to receive consideration under this Agreement may be reduced under the following circumstances:

11.10.1 If the University enters into a Corporate Sponsored Research arrangement that results in a Triggering Third Party License as more fully set forth in Section 3.2.2 of the Terms and Conditions; or

11.10.2 If the University does not consent to being named a party plaintiff in any enforcement action involving the Licensed Patents resulting in Licensee being unable to abate the infringement thereof, as more fully set forth in Section 7.1 hereof.

12. LICENSEE'S ADDRESS FOR NOTICE (§12.12), Notices will be sent to the Licensee at:

Attn: Michael Breen
Chief Executive Officer
GT BioPharma, Inc.
8000 Marina Blvd., Suite 100, Brisbane, CA 94005
Email: mb@gtbiopharma.com

Licensee's Contact Person for Patent Prosecution Consultation (§4.2,1), The University will, as set forth in this Agreement, communicate with the contact person named below with respect to patent prosecution and maintenance: (Upon ten (10) days prior written notice to the University, the Licensee may change the person designated below)

Lisa A, Halle, J.D., Ph.D, DLA Piper LLP (US)
4365 Executive Drive, Suite 1100
San Diego, California 92121
858.677.1456 T
858.353.4166 C
858.638.5040 F
lisa.haile@us.dlapiper.com

Signature page follows

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Agreement.

Regents of the University of Minnesota

By: DocuSigned by: Rick Huebsch B0505A82399F440...

Name: Richard Huebsch

Associate Vice President

Date: May 13, 2024 | 3:06 PM PDT

GT BioPharma, Inc.

By: DocuSigned by: Michael Breen A94E7E36E0D04CF...

Name: Michael Breen

Executive Chairman and Interim Chief Executive Officer

Date: May 13, 2024 | 3:15 PM PDT

UNIVERSITY OF MINNESOTA

EXHIBIT A
Agreement Terms and Conditions

These Terms and Conditions govern and are hereby incorporated into the AREPLA. All section references in these Terms and Conditions refer to provisions in the Terms and Conditions unless explicitly stated otherwise. By way of example, "Section 6.4" refers to Section 6.4 of Terms and Conditions, but reference to "Section 6 of the AREPLA" in the Terms and Conditions refers to Section 6 of the AREPLA.

1. **DEFINITIONS.** For purposes of interpreting the AREPLA, the following terms have the following meanings:

1.1 "**Affiliate**" means an entity that controls, is controlled by, or is under common control with the Licensee or the Sublicensee, as the case may be. An entity shall be deemed to have control of the controlled entity if it (i) owns, directly or indirectly, 50% or more of the outstanding voting securities of the controlled entity, or (ii) has the right, power or authority, directly or indirectly, to direct or cause the direction of the policy decisions of the controlled entity, whether by ownership of securities, by representation on the controlled entity's governing body, by contract, or otherwise.

1.2 "**BiKE**" shall mean a bispecific NK cell engager composed of an NK cell binding/activating domain (e.g., CD16 or NKG2D or NKp30 binders) operably linked to a target cell targeting domain.

1.3 "**BiTE**" shall mean a bispecific T-cell engager composed of a T-cell binding/activating domain (e.g., CD3 binder) operably linked to a target cell targeting domain.

1.4 "**Change of Control**" means (i) acquisition of ownership -- either directly or indirectly, by any person or group of the capital stock of Licensee representing more than 50% of either the aggregate ordinary voting power or the aggregate equity value represented by the issued and outstanding capital stock of the Licensee; and/or (ii) the sale of all or substantially all the Licensee's assets and/or business in one transaction or in a series of related transactions, provided that a transaction conducted for the sole purpose of changing the Licensee's domicile, an bona fide equity financing transaction involving Licensee, or an initial public offering of the Licensee's capital stock, shall not constitute a "Change of Control" hereunder.

1.5 "**Corporate Sponsored Research**" means research that is directly or indirectly sponsored by, directed by, or conducted for the benefit of a for-profit entity.

1.6 "**Exclusive**" means that, subject to Section 3.2, University will not grant further licenses or other rights to the Licensed Technology in the Field of Use in the Territory.

1.7 "**Field of Use**" means the field(s) of use described in Section 2 of the AREPLA.

1.8 "**Licensed Patent**" means (i) the patent(s) described in Section 5.1 of the AREPLA and (ii) the patent applications described in Sections 5.2 and 5.3 of the AREPLA, along with any issued and unexpired patent(s) issued during the Term that arose out of and claim priority to such patent applications, such as for example, continuations, divisional, continuation-in-part, or foreign applications. "Licensed Patent" also means any reissues or re-examinations of a Licensed Patent that contain one or more Valid Claims directed to Licensed Technology. Any claim of an unexpired Licensed Patent is presumed to be valid unless it has been held to be invalid by a final judgment of a court of competent jurisdictions from which no appeal can be or is taken.

1.9 "**Licensed Product(s)**" means any product (or part of a product) or service in the Field of Use: (i) the making, using, importing, selling, offering for sale, marketing, or providing of which, absent this license, infringes, induces infringement, or contributes to infringement , or (ii) that is otherwise covered by a Valid Claim of a Licensed Patent, including by way of clarification, the patent applications described in Sections 5.2 and 5.3 of the AREPLA.

1.10 "**Licensee**" means the entity identified in Section 1 of the AREPLA.

1.11 "**Licensed Technology**" means technology covered by Licensed Patents.

1.12 "**Net Sales**" means all gross amounts invoiced by Licensee, its Affiliates, or Sublicensees from the sale, transfer, or other disposition of Licensed Product to a non-Affiliate Third Party purchaser. Net Sales excludes the following items, but only to the extent these items are commercially reasonable under the circumstances, documented in writing, pertain specifically to the sale of a Licensed Product, are appropriately accounted for under generally accepted accounting principles as consistently applied in the United States (or such accounting principles that are customarily applied in the applicable jurisdiction outside the United States), and were not given in exchange for separate consideration such as investments, loans, data, reciprocal discounts or credits, in-kind consideration, or commitments to purchase other products or services),: (i) sales returns and allowances actually paid, granted or accrued on a Licensed Product, including reasonable and customary trade, quantity, prompt pay and cash discounts, and any other similar adjustments, including those granted on account of price adjustments or billing errors, (ii) rejection, recall, return, or wastage replacement of, and for uncollectible amounts on, a Licensed Product or for rebates or retroactive price reductions (including Medicare, Medicaid, copay assistance, managed care, and similar types of rebates and chargebacks), (iii) applicable duties, excise, sale and use taxes or other governmental charges levied on or measured by the billing amount for a Licensed Product, as adjusted for rebates and refunds, including pharmaceutical excise taxes (such as those imposed on a Licensed Product by the United States Patient Protection and Affordable Care Act of 2010 and other comparable laws), and (iv) charges for freight, customs, and insurance related to the distribution of Licensed Products, and wholesaler and distributor administration fees. Net Sales will not be imputed to transfers of Licensed Products as bona fide samples, as donations, for clinical trial purposes, any expanded access program, any compassionate sales or use program (including named patient program or single patient program), or any indigent program. In addition, the sale or transfer of Licensed Products between Licensee and its Affiliates will not result in any Net Sales, with Net Sales to be based only on any subsequent sales or dispositions to a non-Affiliate Third Party.

1.13 "**Non-Royalty Sublicense Consideration**" means any consideration received by Licensee from a Sublicensee other than (I) royalties on product sales (royalties on product sales by Sublicensees will be treated as if Licensee made the sale of such product).

1.14 "**Patent-Related Expenses**" means costs and expenses (including out-of-pocket attorneys' fees, patent agent fees and governmental filing fees) that the University incurs in prosecuting and maintaining the Licensed Patents.

1.15 "**Performance Milestone**" means an act or event specified in Section 9 of the AREPLA and described In Section 5.1 of Terms and Conditions.

1.16 "**Period of Applicability**" means the period beginning on the 5th anniversary of the Restatement Date and ending on the earliest to occur of the following: (1) regulatory approval for the first Licensed Product; or (2) the end of the calendar year in which Licensee fails to fund University research for at least one of the individuals identified in Section 3.2.1 in an amount of at least $350,000 exclusive of indirect costs.

1.17 "**Post Termination Period**" means the one-year period following termination of this Agreement, under Section 8 of the Terms and Conditions.

1.18 "**Prior Agreement**" means the Exclusive License Agreement between the University and Oxis Biotech, Inc. dated July 18, 2016.

1.19 "**Protein Biologic**" shall mean a protein product in the absence of cells, nucleic acid, and virus particles.

1.20 "**Sublicense**" when used as a noun, means any agreement between Licensee and a Third Party that contains a grant to University's Licensed Patents regardless of the name given to the agreement by the parties; when used as a verb, means Licensee's act of entering into any agreement with a Third Party that contains a grant to University's Licensed Patents, regardless of the name given to the agreement by the parties.

1.21 "**Sublicensee**" means the Third Party in a Sublicense.

1.22 "**Territory**" means the geographical area described in Section 3 of the AREPLA.

1.23 "**TriKE**" shall mean a trispecific NK cell engager composed of an NK cell binding/activation domain operably linked to an NK cell IL-15 activation domain operably linked to a target cell targeting domain.

1.24 "**Third Party**" means any party other than the University or Licensee.

1.25 "**University Indemnitees**" means University, its respective regents, officers, employees, students, agents, faculty, representatives, and volunteers.

1.26 "**Valid Claim**" means, with respect to a particular country, (a) a claim of any issued and unexpired Licensed Patent in such country whose validity, enforceability, or patentability has not been terminated by any of the following: (i) irretrievable lapse, abandonment, revocation, dedication to the public, or disclaimer; or (ii) a holding, finding, or decision of invalidity, unenforceability, or non-patentability by a court of final jurisdiction, or (b) a claim of a patent application within the Licensed Patents in such country that has not been pending for more than seven years from the earliest filing date to which such claim or the applicable patent application is entitled to claim priority and which claim has not been revoked, cancelled, withdrawn, held invalid, or abandoned.

2. TERM. The term of the AREPLA commences on the Restatement Date as defined in Section 4.1 of the AREPLA and, unless terminated earlier as provided in Section 8, expires on a country-by-country basis upon the expiration of the last to expire Valid Claim within the Licensed Patents in such country (the "Term").

3. GRANT OF LICENSE.

3.1 The Licensee's Rights.

3.1.1 Licensed Patent. Subject to the terms and conditions of the AREPLA, the University hereby grants to the Licensee an Exclusive license (sub-licensable if Section 7 of the AREPLA is marked "Yes") under the University's rights in the Licensed Patent in the Field of Use to make, have made, use, Import, offer to sell and sell Licensed Product in the Territory,

3.1.2 Specific Exclusion. University does not grant any other rights under the AREPLA except as contained In Section 3.1.1. Additionally, the University has not agreed to provide Licensee with any assistance under the AREPLA.

3.2 Retained Rights, Restrictions, and Development of Additional Applications.

3.2.1 **The University's Retained Rights for Itself**. The University retains an irrevocable, world-wide, royalty-free, non-exclusive right to use the Licensed Technology solely for teaching, research, and educational purposes. For avoidance of doubt, University's retained right includes use of the Licensed Patents for Corporate Sponsored Research as well as research sponsored by non-profit or governmental entities. The University retains the right to Sublicense its rights under this Section 3.2.1 to one or more non-profit academic or research institutions solely for teaching, research, and educational purposes, provided that such right as to the Restatement Patent Family and the Clec12A Family in the Field of Use excludes use for all Third-Party Corporate Sponsored Research.

3.2.2 Exception for University's Retained Rights for Itself. The retained right in Section 3.2.1 does not include use of the Licensed Patents for Corporate Sponsored Research for a five (5) year period commencing on the Restatement Date for the following employees of the University while they are employed by the University:

Jeff Miller

Martin Felices and

Daniel Vallera

(individually, **"Restricted Individual"**; collectively, "**Restricted Individuals**").

If, during the Period of Applicability, a Corporate Sponsored Research arrangement under the direction of any of the Restricted Individuals results in an invention and if during the Period of Applicability, the rights to such an invention are exclusively licensed to a Third Party ("Triggering Third Party License"), then all of Licensee's prospective payment obligations to the University listed in the AREPLA shall be reduced by 50%, subject to the following:

(i) The Restricted Individual must actually have manipulated, purposefully sought to modify, or otherwise have used the Licensed Patents to perform the work under the Third-Party Corporate Sponsored Research arrangement.

(ii) The payment reduction applies prospectively to payments due after the effective date of the Triggering Third Party License.

(iii) The reduction is not applicable if:

(A) University offers the invention to Licensee for an exclusive license on substantially the same terms as in the AREPLA as the Triggering Third Party License, and Licensee rejects the University's offer or fails to respond to the offer within thirty days after having received the University's offer.

(B) Licensee accepted a sub-license from the third-party sponsor for the invention.

(C) Licensee is not current with its payment or other obligations under the AREPLA.

Following the expiration or termination of the Period of Applicability, the Restricted Individuals are free to conduct any research without any payment reduction.

3.2.3 Right of U.S. Government. The AREPLA is subject to Title 35 Sections 200-204 of the United States Code. Among other things, these provisions provide the United States Government with nonexclusive rights In the Licensed Patent. They also impose the obligation that the Licensed Product sold or produced in the United States be "manufactured substantially in the United States," Licensee will ensure all obligations of these provisions are met.

3.2.4 Transfer of Licensed Products to External Entities. University is free to transfer Licensed Products to the entities described in Sections 3.2.3 and 3.2.4 for the purposes described therein under a material transfer agreement with terms consistent with NIH Grants Policy Statement, including but not limited to Section 8.2.3 (Sharing Research Resources) of the NIH Grants Policy Statement.

3.2.5 Transfer of Licensed Products within the University. University is free to share Licensed Products within the University; provided that University will inform the Restricted Individuals

that for a period beginning on the Restatement Date and concluding at the end of the Period of Applicability, they should notify Licensee if they transfer material(s) that constitute nucleic acid(s) that make the Licensed Product(s) to another investigator at the University, including the name of the recipient investigator. Such notification may be made by email or other written means to an individual or address designated by Licensee. For clarification, the individual researcher receiving such material(s) does not become a Restricted Individual.

3.2.6 Development of Additional Applications. If University notifies Licensee in writing that a Third Party is interested in pursuing a particular application covered by the Licensed Patents in the Field of Use outside of human use (including without limitation canines) ("**Additional Application**"), then Licensee shall inform University (and include sufficient detail) within sixty (60) days after receipt of the notice in writing whether:

(a) Licensee is already conducting research, development, or commercial activities for such Additional Application, alone or with Third Parties; or

(b) is actively planning to conduct research, development, or commercial activities for such Additional Application, alone or with Third Parties.

If Licensee informs University in writing that neither (1) nor (2) is applicable, or if Licensee does not respond within the sixty (60) day period, then Licensee will negotiate in good faith with the University regarding granting the right to research, develop and commercialize products for such Additional Application to a Third Party identified by University.

If Licensee informs University in writing that it intends to develop Additional Application, alone or with Third Parties and if at that time, University has technology available to license that it believes would be useful for such development, then Licensee will review such technology and enter good faith discussions to explore possibly licensing the use of the technology for advancing the Additional Application.

4. PATENT PROSECUTION AND MAINTENANCE.

4.1 Review of Licensed Patents. The Licensee acknowledges that it has reviewed each Licensed Patent and that it will not dispute the inventorship, validity, or enforceability of any of the claims made in a Licensed Patent. The Licensee further represents that as of the Restatement Date, it has not and does not manufacture, have manufactured, offer to sell, sell, offer to lease, lease, or import Licensed Products.

4.2 Patent Application Filings during the Term.

4.2.1 Consultation with and Cooperation of Licensee. The University, in consultation with the Licensee, shall determine in which countries Licensed Patents will be filed. The University shall retain counsel of its choice to file and prosecute such Licensed Patents. The University will inform the Licensee of the status of the prosecution of the Licensed Patents, including delivering to the Licensee pertinent notices, written and oral communications with governmental officials, and documents, and shall consult with the Licensee on the prosecution of the Licensed Patents. The Licensee shall cooperate with the University in the filing and prosecution of all Licensed Patents. In furtherance of the foregoing, the Licensee shall notify the University, in writing, of the Individual whom the Licensee has designated to consult and cooperate as provided in this Subsection 4.2.1 and Is identified in Section 12 of the AREPLA. Such person shall respond to the University's request for consultation and cooperation on a pending matter within five business days or sooner as may be required under the circumstances. If such person falls to respond in such period, the University, exercising its own judgment and discretion, may respond to the matter as it deems appropriate. Except as provided in Subsection 4.2.2, the Licensee shall reimburse the

University for all Patent-Related Expenses as provided in Section 6.3 and in Section 6 of the AREPLA.

4.2.2 **University Retention of Right to File and Prosecute Licensed Patents.** No provision of the AREPLA limits, conditions, or otherwise affects the University's right to prosecute a Licensed Patent in any country. The University retains the sole and exclusive right to file or otherwise prosecute a Licensed Patent. In no event shall the Licensee file a patent application with respect to the Licensed Technology. The Licensee shall cooperate with the University in the filing and prosecution of all Licensed Patents.

5. **COMMERCIALIZATION.**

5.1 **Commercialization and Performance Milestones.** The Licensee shall use Its commercially reasonable efforts, consistent with sound and reasonable business practices and judgment, to commercialize the Licensed Technology and to manufacture and offer to sell and sell Licensed Products as soon as practicable and to maximize sales thereof. The Licensee shall notify University in writing within 30 days after first commercial sale of Licensed Product. The Licensee shall perform or shall cause to happen or be performed all the performance milestones described in Section 9 of the AREPLA.

5.2 **Covenants Regarding the Manufacture of Licensed Products.** The Licensee hereby covenants and agrees that (I) the manufacture, use, sale, or transfer of Licensed Products shall comply with all applicable federal and state laws, including all federal export laws and regulations; and (ii) the Licensed Products shall not be defective in design or manufacture, The Licensee hereby further covenants and agrees that, pursuant to 35 United States Code Section 204, it shall, and it shall cause each Sublicensee, to substantially manufacture in the United States of America all products embodying or produced through the use of an invention that is subject to the rights of the federal government of the United States of America.

5.3 **Export and Regulatory Compliance**. The Licensee understands that the Arms Export Control Act (AECA), including its implementing International Traffic In Arms Regulations (ITAR,) and the Export Administration Act (EAA), Including its Export Administration Regulations (EAR), are some (but not all) of the laws and regulations that comprise the U.S. export laws and regulations. Licensee further understands that the U.S. export laws and regulations include (but are not limited to): (i) ITAR and EAR product/service/data-specific requirements; (ii) ITAR and EAR ultimate destination-specific requirements; (iii) ITAR and EAR end user-specific requirements; (iv) Foreign Corrupt Practices Act; and (v) antiboycott laws and regulations, The Licensee shall comply with all then-current applicable export laws and regulations of the U.S. Government (and other applicable U.S. laws and regulations) pertaining to the Licensed Products (including any associated products, items, articles, computer software, media, services, technical data, and other information), The Licensee certifies that it shall not, directly or indirectly, export (including any deemed export), nor re-export (including any deemed re- export) the Licensed Products (including any associated products, items, articles, computer software, media, services, technical data, and other Information) In violation of U.S. export laws and regulations or other applicable U.S. laws and regulations. The Licensee shall include an appropriate provision in its agreements with its authorized Sublicensees to assure that these parties comply with all then-current applicable U.S. export laws and regulations and other applicable U.S. laws and regulations.

5.4 **Use of the University's Name and Trademarks or the Names of University Faculty, Staff, or Students**. No provision of the AREPLA grants the Licensee or Sublicensee any right or license to use the name, logo, or any marks owned by or associated with the University or the names, or identities of any member of the faculty, staff, or student body of the University. The Licensee shall not use and shall not permit a Sublicensee to use any such logos, marks, names, or identities without the University's prior written approval.

5.5 **Governmental Markings and Requirements.**

5.5.1 The Licensee shall mark all Licensed Products, where feasible, with patent notice appropriate under Title 35, United States Code, in accordance with Licensee's corporate policies applicable to all Licensee's products.

5.5.2 The Licensee is responsible for obtaining all necessary governmental approvals for the development, production, distribution, sale, and use of any Licensed Product, at the Licensee's expense, including, without limitation, any safety studies. The Licensee Is responsible for including with the Licensed Product any warning labels, packaging, and instructions as to the use and the quality control for any Licensed Product.

5.5.3 The Licensee agrees to register the AREPLA with any foreign governmental agency that requires such registration, and the Licensee shall pay all costs and legal fees in connection with such registration. The Licensee shall comply with all foreign laws affecting the AREPLA or the sale of Licensed Products.

5.5.4 Licensee shall comply upon reasonable notice from University with all governmental requests relevant to the Licensed Patents or Licensed Technology directed to either University or Licensee and provide all information and assistance necessary to comply with the governmental requests.

6. PAYMENTS, REIMBURSEMENTS, REPORTS, AND RECORDS.

6.1 **Payments**. The Licensee shall pay all amounts due under the AREPLA by check (payable to the "Regents of the University of Minnesota" and sent to the address specified in Section 12.12), wire transfer, or any other mutually agreed-upon method of payment.

6.2 **Interest**. All amounts due under the AREPLA shall bear interest at 12% per annum on the entire unpaid balance computed from the due date until the amount is paid.

6.3 **Reimbursement of Patent-Related Expenses**. The Licensee shall pay invoices for Patent-Related Expenses under the AREPLA within thirty (30) days of its receipt of the University's invoice. With respect to each invoice, the University shall use reasonable efforts to specify the date on which the Patent-Related Expense was incurred and the purpose of the expense (including, as applicable, a summary of patent attorney services giving rise to the expense); provided, however, the University is not required to disclose to the Licensee any information that is protected by the University's attorney-client privilege. Patent-Related Expenses incurred as of the Restatement Date are set forth in Section 6 of the AREPLA. The University reserves the right to require that Licensee provide and maintain a reasonable advance deposit with the University or some other form of security to ensure payment of Patent-Related Expenses.

6.4 **Royalty Payments/Sales Reports**. Within sixty (60) days after the last day of the second and fourth calendar quarters after first commercial sale of Licensed Product by Licensee or Sublicensee during the Term and in any post termination period as set forth in Section 8., the Licensee shall deliver to the University a written sales report in the form attached hereto as Exhibit B, recounting the number and Net Sales Amount (expressed In U. S. dollars) of all sales, leases, or other dispositions of Licensed Products, whether made by the Licensee or a Sublicensee, during such semi-annual period. The Licensee shall deliver such written report to the University even if the Licensee is not required hereunder to pay to the University a payment for sales, leases, or other dispositions of Licensed Products during the semi-annual period. The Licensee shall deliver along with such sales reports its payment for royalties owed on all Net Sales of Licensed Products by the Licensee and the Sublicensees during such semi-annual period.

6.5 **Records Retention and Audit Rights**.

6.5.1 Throughout the Term and the Post-termination Period and for five (5) years thereafter, the Licensee, at its expense, shall keep and maintain and shall cause each Sublicensee and each non-affiliated Third Party that manufactures, sells, leases, or otherwise disposes of Licensed

Products on behalf of the Licensee to keep and maintain complete and accurate records of all sales, leases, and other dispositions of Licensed Products during the Term and the Post-termination Period and all other records related to the AREPLA.

6.5.2 In connection with an audit, the Licensee, upon written request, shall deliver to the University and its representatives true, correct, and complete copies (redacted to delete Sublicensee confidential information) of all documents and materials (including electronic records) reasonably relevant to the Licensee's and Sublicensees' performance of the AREPLA, including, without limitation, all Sublicenses granted.

6.5.3 To determine the Licensee's compliance with the terms of the AREPLA, the University, at its expense (except as set forth in this Subsection 6.5.3), may inspect and audit the Licensee's records referred to in Subsection 6.5.1 at the Licensee's address as set forth in the AREPLA or such other location(s) as the parties mutually agree during the Licensee's normal business hours. The Licensee shall cooperate in the audit, including providing at no cost, commodious space in the Licensee's place of business for the auditor. In no event shall University audit the same reporting period more than once. The Licensee shall reimburse the University for its reasonable out-of-pocket expenses to inspect and audit such records if the University, in accordance with the results of such inspection and audit, determines that the Licensee has underpaid amounts owed to the University by at least 5% in a reporting period. The Licensee shall cause each Sublicensee and each non-affiliated Third Party that manufactures, sells, leases, or otherwise disposes of Licensed Products pursuant to a Sublicense from Licensee to grant the University a right to inspect and audit the Sublicensee's records substantially similar to the rights granted to the University in this Subsection 6.5.3. In connection with, and before the commencement of, an audit, if the Licensee requests in writing to the University, then prior to conducting such audit, the Licensee, the University, and the auditor must enter into a confidentiality agreement on customary terms protecting Licensee's non-public, proprietary information. Consistent with generally accepted auditing standards and the auditor's professional judgment, the auditor may disclose only such information to the University and its agents, counsel, or consultants that is necessary to confirm the accuracy of Licensee's reports furnished, and payments made, under the AREPLA.

6.6 **Currency and Checks**. All computations and payments made under the AREPLA shall be In United States dollars. To determine the dollar value of transactions conducted in non-United States dollar currencies, the parties shall use the exchange rate for the currency into dollars as reported in the Wall Street Journal as the New York foreign exchange mid-range rate on the last business day of the month in which the transaction occurred,

7. INFRINGEMENT.

7.1 **Infringement by a Third Party**. If a party learns of substantial, credible evidence that a Third Party is making, using, or selling a product in the Field of Use in the Territory that infringes a Licensed Patent, such party shall promptly notify the other party in writing of the possible infringement and in such notice describe in detail the information suggesting infringement of the Licensed Patent. Licensee shall have the first right to institute an enforcement action against such Third Party, provided, however, that prior to commencing an action to enforce a Licensed Patent, the parties shall enter into good faith negotiations on the desirability of bringing suit, the parties to the action, the selection of counsel, and such other matters as the parties may agree to discuss. No provision of the AREPLA limits, conditions, or otherwise affects a party's statutory and common-law rights to commence an action to enforce a Licensed Patent in any such action, the parties agree to cooperate fully with each other and will use reasonable efforts to permit access to relevant personnel, records, papers, information, samples and specimens during regular business hours; provided that University may not be named (nor is Licensee authorized to name University) as a party in any such action without University's written consent. Any amounts recovered (less amounts actually paid for reasonable attorney's fees and legal expenses) by Licensee in any such action or settlement that constitute compensation for lost profits or sales will be considered subject to the royalty rate in Subsection 11.4 of the AREPLA. All other amounts recovered (less amounts actually paid for reasonable attorney's

fees and legal expenses) by Licensee In such action or settlement shall be considered subject to the rate for Non-Royalty Sublicense Consideration in Subsection 11.6 of the AREPLA. In case of third party infringement in a jurisdiction or under circumstances where University must be named a party plaintiff in order for Licensee to bring or maintain an enforcement action, if University does not consent to being named a party plaintiff pursuant to this Section 7.1 after Licensee and University have concluded the good faith discussions described above, and the court in that jurisdiction does not allow Licensee's action to proceed for that reason, then Licensee's payment obligations to University on account of the development and commercialization of Licensed Products covered or claimed by the patent(s) at issue shall be reduced by fifty percent (50%) for Net Sales in that jurisdiction.

7.2 Infringement by Licensee. If any suit, action, or proceeding is brought or commenced against the Licensee alleging the infringement of a patent or other intellectual property right owned by a Third Party by reason of the manufacture, use or sale of Licensed Products, the Licensee shall give the University prompt notice thereof. If the validity of a Licensed Patent is questioned in such suit, action or proceeding, the Licensee shall have no right to make any settlement or compromise which affects the scope, validity, enforceability or otherwise the Licensed Patent without the University's prior written approval.

8. TERMINATION.

8.1 University's Right to Terminate for Breach. Subject to Section 8.2, University may terminate the AREPLA if Licensee:

8.1.1 is delinquent on any report or payment.

8.1.2 is not diligently developing and commercializing Licensed Product.

8.1.3 misses a milestone under Section 9 of the AREPLA.

8.1.4 is in material breach of any provision of the AREPLA.

8.1.5 provides any false report.

8.1.6 fails to enter into a sponsored research agreement within 90 days of the Restatement Date with the University to carry out further research on (1) the TriKE platform including the cytokine linker and the best target antigens on cancer targets and (2) building on higher production systems that generate higher concentrations of TriKEs for expanded use beyond the initial bacterial production used for phase I testing.

8.2 University Notification to Licensee of Breach. To terminate for breach, University must provide Licensee written notice of the breach, and describe such alleged breach in reasonable detail to allow Licensee to determine if a material breach has occurred and the necessary measures to cure. Termination will take effect 30 days after such written notice by University provided, however, that Licensee may extend such notice period by up to thirty (30) additional days upon its written certification that (i) such breach is not reasonably capable of being cured within such 30-day period and (ii) it has commenced and is diligently pursuing efforts to cure such breach.

8.3 Licensee's Right to Terminate. Licensee may terminate the AREPLA:

8.3.1 At any time prior to the dosing of the first patient In a Phase I clinical trial for Licensed Product upon payment of $200,000 to the University; or

8.3.2 at any time after the dosing of the first patient in a Phase I clinical trial for Licensed Product upon payment of $75,000 to the University.

8.3.3 at any time for University's material breach of the AREPLA. Termination under this Section 8.3.3 will take effect 30 days after written notice by Licensee (or such longer time if the breach is not capable of being cured during such 30-day period) unless University remedies the default during such period. Such termination shall be without payment obligation to University, and without prejudice to any other rights Licensee may have against University at law or in equity.

8.4 **Either Paty's Right to Terminate.** The Agreement may be terminated by written notice effective immediately by a Party upon the occurrence of any of the following with respect the other Party: (a) such other Party becomes insolvent, is dissolved or liquidated; (b) voluntary or involuntary proceedings by or against such other Party are instituted in bankruptcy or under any insolvency law, which proceedings, (i) if involuntary, shall not have been dismissed within ninety (90) days after the date of filing, and (ii) if voluntary, shall not have been instituted under Chapter 11 of the United States Bankruptcy Code, 11 U.S.C. §101 et seq.; (c) a receiver or custodian is appointed for such other Party, or proceedings are instituted by or against such other Party for the dissolution of such other Party, which proceedings, if involuntary, shall not have been dismissed within ninety (90) days after the date of filing; or (d) such other Party makes an assignment of substantially all of its assets for the benefit of its creditors, or substantially all of the assets of such other Party are seized or attached and not released within ninety (90) days thereafter .

8.5 **Effect of Termination**. Upon termination:

8.5.1 The grant of rights under Section 3.1 of the General Terms terminates. Licensee and its Sublicensees may, however, sell or dispose of Licensed Products manufactured prior to termination for the Post Termination Period; and

8.5.2 Upon request, University may grant a license to Sublicensees on financial terms substantially similar to such terms in Sublicense if Sublicensee has performed when due all of its obligations under the Sublicense.

8.5.3 Sublicenses granted by Licensee shall be assigned to University upon request and at University's approval provided that University's obligations under such Sublicense shall be consistent with and not exceed University's obligations to Licensee under the AREPLA and provided that such Sublicensee agrees in a writing sent to University to assume all obligations of the AREPLA for the benefit of University, including the obligations to make all payments and provide all reports due under the AREPLA.

8.5.4 The following survive:

(a) Licensee's obligation to pay royalties accrued or accruable as of the date of termination.

(b) Any claim of Licensee or University, accrued or to accrue as of the date of termination, because of any breach or default by the other party; and

(c) The provisions of Articles 9, 10, 11 and 12, and any other provision that by its nature is intended to survive.

9. INDEMNIFICATION AND INSURANCE.

9.1 **Indemnification.** Licensee shall indemnify, hold harmless, and defend (and shall require all Sublicensees to indemnify, hold harmless and defend) all University Indemnitees against any third-party claim of any kind arising out of or related to the exercise of any rights granted Licensee under the AREPLA or the breach of the AREPLA by Licensee, except to the extent such third-party claim resulted from University's breach of the AREPLA.

9.2 **Insurance**.

9.2.1 Throughout the Term, or during such other period as the parties agree in writing, the Licensee shall maintain, and shall cause each Sublicensee to maintain, in full force and effect comprehensive general liability ("CGL") insurance, with single claim limits acceptable to the University. Such insurance policy shall include coverage for claims that may be asserted by the University against the Licensee under Section 9.1 and for claims by a Third Party against the Licensee or the University arising out of the purchase or use of a Licensed Product. Such insurance policy must (i) name the University as an additional insured if the University so requests in writing and (ii) require the insurer to deliver written notice to the University at the address set forth in Section 12.12, at least thirty (30) days before the termination of the policy. Upon receipt of the University's written request, the licensee shall deliver to the University a copy of the certificate of insurance for such policy,

9.2.2 The provisions of Subsection 9.1.1 do not apply if the University agrees in writing to accept the Licensee's or a Sublicensee's self-insurance plan as adequate insurance.

10. REPRESENTATIONS AND WARRANTIES

10.1 Each Party represents and warrants that neither it nor any of its or its Affiliates' employees or agents performing under this Agreement has ever been, or is currently: (a) debarred under 21 U.S.C. § 335a or by any Regulatory Authority; (b) excluded, debarred, suspended, or otherwise ineligible to participate in federal health care programs or in federal procurement or non-procurement programs; (c) listed on the FDA's Disqualified and Restricted Lists for clinical investigators; or (d) convicted of a criminal offense that falls within the scope of 42 U.S.C. § 1320a-7(a), but has not yet been excluded, debarred, suspended, or otherwise declared ineligible. Each Party further covenants that if, during the Term of this Agreement, it becomes aware that it or any of its or its Affiliates' employees or agents performing under this Agreement is the subject of any investigation or proceeding that could lead to that Party becoming a debarred entity or individual, an excluded entity or individual or a convicted entity or individual, in each case pursuant to subsections (a) through (d) of this Section 10.1, such Party will promptly notify the other Party. Each Party further covenants that if, during the Term of this Agreement, it becomes aware that it or any of its or its Affiliates' employees or agents is the subject of any investigation or proceeding that could lead to that entity becoming a debarred entity or individual, an excluded entity or individual or a convicted entity or individual, in each case pursuant to subsections (a) through (d) of this Section 10.1, Licensee will promptly notify University in writing.

10.2 **DISCLAIMER OF WARRANTIES. EXCEPT AS OTHERWISE STATED IN ARTICLE 10,** UNIVERSITY PROVIDES LICENSEE THE RIGHTS GRANTED IN THE AREPLA AS IS AND WITH ALL FAULTS, UNIVERSITY MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED. AMONG OTHER THINGS, THE UNIVERSITY EXPRESSLY DISCLAIMS ANY WARRANTIES CONCERNING AND MAKES NO REPRESENTATIONS:

10.3 that the Legacy Patent Applications or Restatement Patent Applications will be allowed or granted or that a patent will issue from any patent application.

10.4 concerning the validity, enforceability, interpretation of claims or scope of any Licensed Patent.

10.5 that the exercise of the rights or licenses granted to the Licensee under the AREPLA will not infringe a Third Party's patent or violate its intellectual property rights.

10.6 that the exploitation of Licensed Patents or Licensed Technology will be successful.

The Licensee shall cause each Sublicensee to give the University warranties and disclaimers and exclusions of warranties substantially similar to the warranty and disclaimers and exclusions of warranties in favor of the University in this Section 10.

11. DAMAGES. Neither party shall be liable to the other party for any special, consequential, lost profit, expectation, punitive or other indirect damages in connection with any claim arising out of or related to the

AREPLA. Except for party's gross negligence or wilful misconduct, and except for a breach of Section 12.1.2 involving information received from a third party, in no event shall a party's liability to the other party exceed the payments made to University by Licensee during the twelve (12) months prior to the event that gave rise to the claim. University will accept liability for a breach of Section 12.1.2 to the extent caused by the negligent acts or omissions of a University employee acting within the scope of their employment capped by the limit set forth in Minnesota Statutes Section 3.736, Subdivision 4.

12. GENERAL TERMS

12.1 Access to University Information.

12.1.1 Data Practices Act. The parties acknowledge that the University is subject to the terms and provisions of the Minnesota Government Data Practices Act, Minnesota Statutes §13.01 et seq, ("**Act**"), and that the Act requires, with certain exceptions, the University to permit the public to inspect and copy any information that the University collects, creates, receives, maintains, or disseminates.

12.1.2 Confidentiality. To the extent permitted by law, including as provided In the Act, the University shall hold in confidence and disclose only to University employees, agents and contractors who need to know the reports described in Section 10 of the AREPLA and in Section 6.4 and the records inspected in accordance with Section 6.5 of the Terms and Conditions. No provision of the AREPLA is to be construed to further prohibit, limit, or condition the University's right to use and disclose any Information in connection with enforcing the AREPLA, in court or elsewhere.

12.2 Amendment and Waiver. The AREPLA may be amended from time to time only by a written instrument signed by the parties. No term or provision of the AREPLA may be waived and no breach excused unless such waiver or consent Is In writing and signed by the party claimed to have waived or consented. No waiver of a breach is to be deemed a waiver of a different or subsequent breach.

12.3 Applicable Law and Forum Selection. The internal laws of the state of Minnesota, without giving effect to its conflict of laws principles, govern the validity, construction, and enforceability of the AREPLA. A suit, claim, or other action to enforce the terms of the AREPLA may be brought only in the state courts of Hennepin County, Minnesota. The Licensee hereby submits to the Jurisdiction of that court and waives any objections it may have to that court asserting jurisdiction over the Licensee or its assets and property.

12.4 Assignment and Sublicense. Except as permitted under Subsection 3.1.1 and Section 12.5, the Licensee shall not assign or Sublicense its interest or delegate its duties under the AREPLA. Any assignment, Sublicense, or delegation attempted to be made in violation of this section is void. Absent the consent of all the parties, an assignment or delegation will not release the assigning or delegating party from its obligations. The AREPLA Inures to the benefit of the Licensee and the University and their respective permitted Sublicensees and trustees.

12.5 Change of Control. Licensee may assign the AREPLA as part of a Change of Control upon prior and complete performance of the following conditions:

12.5.1 Licensee must give University 30 days prior written notice of the assignment, including the new assignee's contact information.

12.5.2 the new assignee must agree in writing to University to be bound by the AREPLA.

12.5.3 University must have received the full Change of Control Fee.

12.6 Consent and Approvals. Except as otherwise expressly provided, in order to be effective, all consents or approvals required under the AREPLA must be in writing.

12.7 Construction. The headings preceding and labelling the sections of the AREPLA are for the purpose of identification only and are not to be employed or used for the purpose of construction or interpretation of any portion of the AREPLA. As used herein and where necessary, the singular Includes the plural and vice versa, and masculine, feminine, and neuter expressions are interchangeable.

12.8 Enforceability. If a court of competent Jurisdiction adjudges a provision of the AREPLA to be unenforceable, invalid, or void, such determination is not to be construed as impairing the enforceability of any of the remaining provisions hereof and such provisions will remain in full force and effect.

12.9 Entire Agreement. The parties intend the AREPLA (including all attachments, exhibits, and amendments hereto) to be the final and binding expression of their contract and agreement and the complete and exclusive statement of the terms thereof. The AREPLA cancels, supersedes, and revokes all prior negotiations, representations, and agreements among the parties, whether oral or written, relating to the subject matter of the AREPLA.

12.10 Language and Currency. Unless otherwise expressly provided in the AREPLA and to be effective, all notices, reports, and other documents and instruments that a party elects or is required to deliver to the other party must be in English, and all notices, reports, and other documents and instruments detailing revenues and earned under the AREPLA or expenses chargeable to a party must be United States dollar denominated.

12.11 No Third-Party Beneficiaries. No provision of the AREPLA, express or implied, is intended to confer upon any person other than the parties to the AREPLA any rights, remedies, obligations, or liabilities hereunder. No Sublicensee may enforce or seek damages under the AREPLA.

12.12 Notices. In order to be effective, all notices, requests, and other communications that a party is required or elects to deliver must be in writing and must be delivered personally, or by facsimile or electronic mail (provided such delivery is confirmed), or by a recognized overnight courier service or by United States mail, first-class, certified or registered, postage prepaid, return receipt requested, to the other party at its address set forth below or to such other address as such party may designate by notice given under this Section 12.12:

If to the University:

University of Minnesota
Office for Technology Commercialization
200 Oak Street, SE Suite 280
Minneapolis, MN 55455
Phone: 612.624.0550
Fax: 612.624,6554
E-mail: otcagree@umn.edu

For notices sent under Section 8, with a copy to:

University of Minnesota Office of the General Counsel
Transactional Law Services
350 McNamara Alumni Center
200 Oak Street S.E. Minneapolis, MN 55455-2006
Facsimile No.: 612.626.9624
E-mail: contracts@mail.ogc.umn.edu

If to the Licensee: As indicated in Section 12 of the AREPLA.

12.13 Relationship of Parties. In entering into, and performing their duties under the AREPLA, the parties are acting as independent contractors and independent employers. No provision of the AREPLA

creates or is to be construed as creating a partnership, joint venture, or agency relationship between the parties. No party has the authority to act for or bind the other party in any respect.

12.14 Security Interest. In no event may the Licensee grant, or permit any person to assert or perfect, a security interest in the Licensee's rights under the AREPLA.

Exhibit B

Restatement Patent Family

Patent Application #	University case No.	Territory	Application Date	Status	Title
62/906,660	2020-115	USA	09/26/2019	Expired	HIV Targeting TriKE Molecules
17/762,354	2020-115	USA	03/21/2022	Pending	HIV targeting TriKE molecules
PCT/US2020/052671	2020-115	PCT	09/25/2020	Expired	HIV targeting TriKE molecules
2020354654	2020-115	Australia	09/25/2020	Pending	HIV Targeting TriKE Molecules
2022/03627	2020-115	South Africa	09/25/2020	Pending	HIV Targeting TriKE Molecules
10-2022-7011781	2020-115	South Korea	09/25/2020	Pending	HIV Targeting TriKE Molecules
2022-519141	2020-115	Japan	09/25/2020	Pending	HIV Targeting TriKE Molecules
202217024399	2020-115	India	09/25/2020	Pending	HIV Targeting TriKE Molecules
291646	2020-115	Israel	09/25/2020	Pending	HIV Targeting TriKE Molecules
20870067.4	2020-115	EPO	09/25/2020	Pending	HIV Targeting TriKE Molecules
2020800678687	2020-115	China	09/25/2020	Pending	HIV Targeting TriKE Molecules
3,151,281	2020-115	Canada	09/25/2020	Pending	HIV Targeting TriKE Molecules
112022005666-4	2020-115	Brazil	09/25/2020	Pending	HIV Targeting TriKE Molecules
62023067880.2	2020-115	Hong Kong	09/25/2020	Pending	HIV Targeting TriKE Molecules
62/901,198	2020-079	USA	09/16/2019	Expired	HER2 TriKEs for Cancer Therapy
PCT/US2020/050851	2020-079	PCT	09/15/2020	Expired	HER2 TriKEs for Cancer Therapy
20864423.7	2020-079	EPO	09/15/2020	Pending	HER2 TriKEs for Cancer Therapy
62023067248.2	2020-079	Hong Kong	09/15/2020	Pending	HER2 TriKEs for Cancer Therapy
BR112022004712-6	2020-079	Brazil	09/15/2020	Pending	HER2 TriKEs for Cancer Therapy
10-2022-7012588	2020-079	South Korea	09/15/2020	Pending	HER2 TriKEs for Cancer Therapy
202217021580	2020-079	India	09/15/2020	Pending	HER2 TriKEs for Cancer Therapy
2022-517139	2020-079	Japan	09/15/2020	Pending	HER2 TriKEs for Cancer Therapy
291343	2020-079	Israel	09/15/2020	Pending	HER2 TriKEs for Cancer Therapy
202080079445.7	2020-079	China	09/15/2020	Pending	HER2 TriKEs for Cancer Therapy
3,154,158	2020-079	Canada	09/15/2020	Pending	HER2 TriKEs for Cancer Therapy

Patent Application #	University case No.	Territory	Application Date	Status	Title
2020350524	2020-079	Australia	09/15/2020	Pending	HER2 TriKEs for Cancer Therapy
17/641,594	2019-079	United States	3/9/2022	Pending	HER2 TriKEs for Cancer Therapy
62/747,983	2019-050	United States	10/19/2018	Expired	CLEC12A Targeting Tri-specific Killer Engager (TriKE) for Targeting of Myeloid Malignancies
PCT/US2019/056777	2020-050	World	10.17.2019	Expired	CLEC12A Targeting Tri-specific Killer Engager (TriKE) for Targeting of Myeloid Malignancies
2019361096	2019-050	Australia	10.17.2019	Pending	CLEC12A Targeting Tri-specific Killer Engager (TriKE) for Targeting of Myeloid Malignancies
10-2021-7011728	2019-050	South Korea	10.17.2019	Pending	CLEC12A Targeting Tri-specific Killer Engager (TriKE) for Targeting of Myeloid Malignancies
2021521098	2019-050	Japan	10.17.2019	Pending	CLEC12A Targeting Tri-specific Killer Engager (TriKE) for Targeting of Myeloid Malignancies
202117022002	2019-050	India	10.17.2019	Pending	CLEC12A Targeting Tri-specific Killer Engager (TriKE) for Targeting of Myeloid Malignancies
282193	2019-050	Israel	10.17.2019	Pending	CLEC12A Targeting Tri-specific Killer Engager (TriKE) for Targeting of Myeloid Malignancies
19873982.3	2019-050	EPO	10.17.2019	Pending	CLEC12A Targeting Tri-specific Killer Engager (TriKE) for Targeting of Myeloid Malignancies
62022047273.7	2019-050	HK	10.17.2019	Pending	CLEC12A Targeting Tri-specific Killer Engager (TriKE) for Targeting of Myeloid Malignancies
2019800675953	2019-050	China	10.17.2019	Pending	CLEC12A Targeting Tri-specific Killer Engager (TriKE) for Targeting of Myeloid Malignancies
3,114,707	2019-050	Canada	10.17.2019	Pending	CLEC12A Targeting Tri-specific Killer Engager (TriKE) for Targeting of Myeloid Malignancies
17/285,447	2019-050	United States	4.14.2021	Pending	CLEC12A Targeting Tri-specific Killer Engager (TriKE) for Targeting of Myeloid Malignancies
2021113936	2019-050	Russia	10.17.2019	Pending	CLEC12A Targeting Tri-specific Killer Engager (TriKE) for Targeting of Myeloid Malignancies

Exhibit C

Clec12A Family

Patent application #	UMN case #	Territories	Application Filing date	Status	Title
62/916,340	2020-111	United States	10/17/2019	Expired	CLEC12A Targeting Single-Domain Antibody Sequences for Immunotherapeutic Use
PCT/US2020/055468	2020-111	World	10.14.2020	Expired	CLEC12A Targeting Single-Domain Antibody Sequences for Immunotherapeutic Use
2020368354	2020-111	Australia	10.14.2020	Pending	CLEC12A Targeting Single-Domain Antibody Sequences for Immunotherapeutic Use
10-2022-7016032	2020-111	South Korea	10.14.2020	Pending	CLEC12A Targeting Single-Domain Antibody Sequences for Immunotherapeutic Use
2022-522867	2020-111	Japan	10.14.2020	Pending	CLEC12A Targeting Single-Domain Antibody Sequences for Immunotherapeutic Use
202217025701	2020-111	India	10.14.2020	Pending	CLEC12A Targeting Single-Domain Antibody Sequences for Immunotherapeutic Use
292238	2020-111	Israel	10.14.2020	Pending	CLEC12A Targeting Single-Domain Antibody Sequences for Immunotherapeutic Use
20877981.9	2020-111	EPO	10.14.2020	Pending	CLEC12A Targeting Single-Domain Antibody Sequences for Immunotherapeutic Use
62023067717.6	2020-111	HK	10.14.2020	Pending	CLEC12A Targeting Single-Domain Antibody Sequences for Immunotherapeutic Use
202080087719.7	2020-111	China	10.14.2020	Pending	CLEC12A Targeting Single-Domain Antibody Sequences for Immunotherapeutic Use
3158111	2020-111	Canada	10.14.2020	Pending	CLEC12A Targeting Single-Domain Antibody Sequences for Immunotherapeutic Use
BR112022007219-8	2020-111	Brazil	10.14.2020	Pending	CLEC12A Targeting Single-Domain Antibody Sequences for Immunotherapeutic Use
17/768,793	2020-111	United States	4.13.2022	Pending	CLEC12A Targeting Single-Domain Antibody Sequences for Immunotherapeutic Use